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                                                                   Exhibit 10.15

[COMPUTERMOTION LETTERHEAD]

January 7, 2002

PERSONAL AND CONFIDENTIAL

Eugene W. Teal
5919 Berkeley Road
Goleta, CA  93117

Dear Gene,

Computer Motion, Inc. ("CMI") is pleased to offer you the position of Executive Vice President on the terms set forth in this letter. We believe you have the requisite experience and creativity to be successful in this important role. In this capacity you will report directly to Bob Duggan, President and Chief Executive Officer. Upon your acceptance of this employment offer, your start date will be as soon as possible or approximately Wednesday, January 23, 2002.

Your compensation package will be comprised of the following components:

1. You will receive a starting salary of $6,153.85 per pay period or $160,000.00 per annum and will be paid on a semimonthly basis with a guaranteed 5% annual increase.

2. You will be eligible to receive an annual performance bonus of 50% of your base salary or $80,000.00 with the first year bonus guaranteed. In addition, you will receive a $40,000.00 bonus or 50% of the annual bonus to be paid immediately upon receipt of the offer letter. The remaining 50% of the guaranteed bonus will be paid at the end of the fiscal year. You will be responsible for all state and federal taxes with respect to the signing bonus.

3. You will be granted stock options to purchase (subject to approval by the Board of Directors) 140,000 shares of the Company's Common Stock at the fair market value of the stock, of which 20% or 28,000 will vest immediately upon receipt of the signed offer letter. Your options will become exercisable at the rate of 37,334 shares annually each anniversary over the next three years from your start date beginning in the year 2003. Additional stocks options will be given at the beginning of your second year of employment and annually thereafter.

4. You are guaranteed a two (2) year "no cut" contract under the terms set forth in this letter. Further, should RBOT or Computer Motion, Inc. be bought out or acquired by or experience a change in control, you will be guaranteed your base salary and bonus to be paid out over a three (3) year period.

5. You will be offered the opportunity to receive benefits that are provided to employees of CMI upon meeting eligibility requirements. As part of these benefits, you will be eligible for two weeks of vacation annually, which will accrue according to CMI's normal vacation policy. Under this policy, you may take up to two weeks of vacation during your first year of employment as a "draw" against your first-year vacation accrual.

6.   Duties and Responsibilities:

     Duties include but are not limited to managing the follow areas:
     Finance, Sales, and Marketing areas of the Company.

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          Areas of Responsibility include but are not limited to:
          Business Development, Strategic Partnership, E-Business Strategy and Implementation
          Establishing Goals and Purposes across each division and seeing G & P through to Success

          Immediate Goals:
          Become Oriented and Familiar with all areas of the Company for which you have responsibility.
          Assist and Support immediate fund raising objective of $10 million
          U.S.
          Drive achievement of attaining profitability in 2002 and beyond on an increasing basis.

7. See attachment A that outlines continued employment with Duggan and Associates should the provisions of this offer letter not be met.

By executing this letter, you represent and warrant to CMI that you are not currently subject to any express or implied contractual obligations to any of your former employers under any secrecy, non-competition or other agreements or understandings, except for any such agreements which you have, prior to the date of your execution of this letter, furnished copies to CMI. Your signature below also constitutes your agreement to comply with CMI Company Policies. In addition, you will be required to execute CMI's standard employment documents, including confidentiality and invention assignment agreements and necessary tax forms.

Computer Motion, Inc. is an at-will employer and cannot guarantee employment for any specific duration. You are free to terminate employment and Computer Motion is entitled to terminate your employment at any time, with or without cause except as provided in paragraph #4. This provision can only be changed or revoked in a formal written contract signed by the President and cannot be changed by any express or implied agreement based on statements or actions by any employee or supervisor.

This letter contains our entire understanding with respect to your employment with CMI. Once signed by you, it will become a legally binding contract and will supersede all prior or contemporaneous representations, promises or agreements concerning this subject, whether in written or oral form, and whether made to or with you by any employee or other person affiliated with CMI or any actual or perceived agent.

We believe you have the desire and experience to contribute to CMI's continuing growth. We also believe that CMI can provide you with opportunities for professional growth and financial return.

Please acknowledge your acceptance of this offer by completing, signing and returning one (1) copy of this letter to Human Resources. Thank you and welcome to Computer Motion!

Sincerely,

/s/ Sandy Slattery
Sandy Slattery, PHR
Director of Human Resources

ACKNOWLEDGED AND ACCEPTED:

/s/ Eugene Teal                         1/7/02
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Eugene Teal                           Date
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Duggan & Associates/Gene Teal Employment Agreement

Duggan & Associates agrees to contractually hire Gene Teal for a two (2) year period of time at $160,000 per year, if Computer Motion, Inc. for any reason does not get funded within the next one (1) year or does not meet its obligation to Mr. Teal during that period* of time. Joining Duggan & Associates will be Mr. Teal's decision. Mr. Teal will have up to thirty (30) days to make his decision to join Duggan & Associates on a full time basis post any breach of contract between Mr. Teal and Computer Motion. Computer Motion will have up to thirty
(30) days to cure any breach of agreement/contract with Mr. Teal.


/s/ Robert W. Duggan                                        07/01/02
--------------------------------------                   -----------------------
Robert W. Duggan                                         Date
Duggan & Associates


* Applies to the two (2) year "no cut" contract period.


                          LETTER AGREEMENT AMENDMENT
               BETWEEN EUGENE W. TEAL AND COMPUTER MOTION, INC.

WHEREAS on January 7, 2002, Mr. Eugene W. Teal acknowledged and accepted an offer from Computer Motion, Inc. ("CMI," and collectively with Mr. Teal, "the parties") for the position of Executive Vice President on terms provided in a January 7, 2002 written communication ("the Offer");

WHEREAS the Offer included (i) various provisions concerning the payment of annual salary to, and eligibility for an annual bonus for, Mr. Teal, and (ii) various provisions concerning a two (2) year "no cut" contract and payments over a three (3) year period should CMI "be bought out or acquired by [sic] or experience a change in control";

NOW, THEREFORE, to resolve perceived uncertainties in the Offer, to resolve a potential good faith disagreement over how the Offer is to be properly interpreted, and to agree to a good faith amendment and settlement of the uncertainty and clarify the original intent of both CMI and Mr. Teal, the Parties desire, and hereby do agree, to restate and amend the financial terms of the Offer as follows:

(1) Upon a buy-out or acquisition of CMI or an experienced change in control (which the Parties agree will occur, for example, upon consummation of the presently proposed merger between CMI and Intuitive Surgical, Inc. ("Intuitive")), CMI agrees to pay to Mr. Teal his salary of $160,000 per year for three (3) years, with a 5% increase per year, which will result in payment of $160,000 for the first year, $168,000 for the second year, and $176,400 for the third year. For purposes of this provision only, and regardless of when a buy-out or acquisition or change in control ultimately occurs, if ever, this three-year period of salary payments shall run commencing from the first date of Mr. Teal's employment with CMI, namely January 23, 2002. Other than as set forth in (2), no bonus will be paid as part of this three-year commitment.

(2) In addition to (1), CMI will abide by its commitment to pay to Mr. Teal a bonus of $80,000, or 50% of his salary for the first year of his employment with CMI, half of which amount has already been paid to Mr. Teal, which payment Mr. Teal hereby acknowledges, and half of which is still to be paid as of the date of this Agreement. This payment will be made on or before the next regular pay day at CMI.

(3) The Parties further clarify that the "two (2) year `no cut' contract" provision of the Offer guaranteed only the payment of Mr. Teal's salary for the two-year period from January 23, 2002.

(4) The Parties agree that this Amendment supercedes and modifies paragraphs 1, 2 and 4 of the preceding Offer, and further agrees that satisfaction of the financial terms of this Amendment by CMI shall constitute full satisfaction of all remaining and outstanding obligations, claims and causes of action between CMI and Mr. Teal, upon which payments Mr. Teal's employment with CMI and any surviving entity shall terminate.

Read, Understood, Accepted and Agreed to this 25th day of March, 2003.

/s/ Robert W. Duggan                /s/ Eugene W. Teal
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Robert W. Duggan                    Eugene W. Teal
Chairman and CEO                    Executive Vice President